Exhibit 4.23
REMOVAL OF TRUSTEE
OF
ASBC CAPITAL III
          This Removal of Trustee of ASBC Capital III (the “Trust”) is made as of December 17, 2008 (this “Removal”), by Associated Banc-Corp, a Wisconsin corporation, as depositor (the “Depositor”). Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement (as defined below).
          WHEREAS, the Trust was created under the Delaware Statutory Trust Act (f/k/a the Delaware Business Trust Act) pursuant to the filing of a Certificate of Trust of the Trust in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on May 3, 2002, as heretofore amended, and by the entering into of a Trust Agreement of the Trust, dated as of May 3, 2002 (the “Trust Agreement”); and
          WHEREAS, pursuant to Section 6 of the Trust Agreement, the Depositor will hereby remove Teresa A. Rosengarten as a trustee of the Trust (the “Former Trustee”).
          NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the Depositor, intending to be legally bound, hereby agrees as follows:
1.	Pursuant to Section 6 of the Trust Agreement, the Depositor hereby removes the Former Trustee as a trustee of the Trust. Her removal shall be deemed effective as of the execution of this Removal.

2.	Except to the extent that it is expressly modified by this Removal, the Trust Agreement shall continue in full force and effect.

3.	This Removal shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the party hereto has caused this Removal to be duly executed as of the date and year first above written.

ASSOCIATED BANC-CORP, as Depositor
By:	/s/ Joseph B. Selner
	Name:	Joseph B. Selner
	Title:	Executive Vice-President, Chief Financial Officer